Exhibit 10.3

COURIER CORPORATION

SENIOR EXECUTIVE SEVERANCE PROGRAM

As Amended and Restated December 5, 2005

1.                                       Purpose.  The Corporation’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of senior members of the Corporation’s management to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.  This Program sets forth the severance compensation which the Corporation agrees it will pay to an executive named herein (an “Executive,” and collectively, the “Executives”), in the event that his employment with the Corporation terminates under the circumstances described in Section 6 hereof following a Change in Control of the Corporation, as defined herein.

2.                                       Change in Control.  No compensation shall be payable under this Program to any Executive unless and until his employment with the Corporation has terminated after a Change in Control of the Corporation that occurs during his employment with the Corporation.  For purposes of this Program, a Change in Control of the Corporation shall be deemed to have occurred if:

(i)                                     there is (x) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s Common Stock would be converted into cash, securities or other property, other than a consolidation or merger of the Corporation in which the holders of the Corporation’s Common Stock immediately prior to the consolidation or merger have the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, or

(ii)                                  the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation, or

(iii)                               any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than a trust related to an employee benefit plan maintained by the Corporation becomes the beneficial owner (within the meaning of Rule 13d-d under the Exchange Act) of 20% or more of the Corporation’s outstanding Common Stock, and within the period of 24 consecutive months immediately thereafter the conditions of paragraph (iv) are fulfilled, or

(iv)                              during any period of 24 consecutive months, individuals other than (x) individuals who at the beginning of such period constitute the entire Board of Directors or (y) individuals whose election, or nomination for election by the

Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, become a majority of the Board of Directors.

3.                                       Termination Following Change in Control.  If a Change in Control of the Corporation occurs while an Executive is an employee of the Corporation, he shall be entitled to the compensation and benefits provided in Sections 6 and 7 hereof upon the subsequent termination of his employment with the Corporation resulting from any reason other than the Executive’s death, Disability, termination by the Corporation for Cause, or the Executive’s decision to terminate his employment other than for Good Reason (all as defined below).

(a)                                  Disability.  If as a result of incapacity due to physical or mental illness an Executive is absent from his duties with the Corporation on a full-time basis for six months, and does not return to the full-time performance of his duties within 30 days after a Notice of Termination is delivered to him by the Corporation in accordance with Section 4 hereof, the Corporation may terminate his employment for Disability.

(b)                                 Cause.  The Corporation may terminate an Executive’s employment for Cause only in the event that there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Corporation’s Board of Directors, at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of fraud, misappropriation or embezzlement involving the Corporation, and specifying the particulars thereof in detail.

(c)                                  Good Reason.  An Executive may terminate his employment for Good Reason, which term shall mean the occurrence of any of the following without the Executive’s express written consent:

(i)                                     the assignment to the Executive by the Corporation of duties inconsistent with and inferior to his position, duties, responsibilities and status with the Corporation immediately before a Change in Control of the Corporation; or a deleterious change in the Executive’s titles or offices as in effect immediately before a Change in Control of the Corporation; or any removal of the Executive from, or failure to reelect the Executive to, any of such positions, except in connection with the termination of his employment for Disability, or Cause, or as a result of the Executive’s death, or by the Executive other than for Good Reason;

(ii)                                  a reduction by the Corporation in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time hereafter, or the Corporation’s failure after a Change in Control of the Corporation to increase the Executive’s base salary, within 12 months of the Executive’s last increase in base salary, in an amount which is at least 50% of the average percentage increase in base salary for all officers of the Corporation effected in the preceding 12 months;

(iii)                               any failure by the Corporation to continue in effect any benefit plan or arrangement (including, without limitation, its Profit Sharing and Savings Plan, Employee Stock Ownership Plan, Group Health Program, Basic Life Insurance Plan, Supplemental Life Insurance Plan, Accidental Death and Dismemberment Insurance Plan, Business Travel Accident Insurance Plan, Long Term Disability Plan, and Salary Continuation Plan) in which the Executive is participating at the time of a Change in Control of the Corporation, or any other plans providing the Executive with substantially similar benefits (“Benefit Plans”), or the taking of any action by the Corporation which would adversely affect the Executive’s participation in or materially reduce his benefits under any Benefit Plan, or deprive him of any material fringe benefit enjoyed by him at the time of a Change in Control of the Corporation;

(iv)                              any failure by the Corporation to continue in effect any incentive plan or arrangement (including, without limitation, its Executive Compensation Program) in which the Executive is participating at the time of a Change in Control of the Corporation, or any other plans or arrangements providing him with substantially similar benefits (“Incentive Plans”), or the taking of any action by the Corporation which would adversely affect the Executive’s participation in any Incentive Plan or reduce his benefits under any Incentive Plan, expressed as a percentage of the total benefits awarded under the Incentive Plans as a group, by more than 10 percentage points in any fiscal year as compared to the immediately preceding fiscal year;

(v)                                 any failure by the Corporation to continue in effect any plan or arrangement to receive securities of the Corporation (including, without limitation, the Corporation’s 1983 Stock Option Plan and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof) in which the Executive is participating at the time of a Change in Control of the Corporation, or plans or arrangements providing him with substantially similar benefits (“Securities Plans”), or the taking of any action by the Corporation which would adversely affect the Executive’s participation in or materially reduce his benefits under any Securities Plan;

(vi)                              a relocation of the Corporation’s principal executive offices to a location outside of North Chelmsford, Massachusetts, or the Executive’s relocation to any place other than the location at which he performed his duties immediately before a Change in Control of the Corporation, except for required travel on the Corporation’s business to an extent substantially consistent with the Executive’s business travel obligations at the time of a Change in Control of the Corporation;

(vii)                           any failure by the Corporation to provide the Executive with the number of annual paid vacation days to which he is entitled at the time of a Change in Control of the Corporation;

(viii)                        any material breach by the Corporation of any agreement pursuant to this Program;

(ix)                                any failure by the Corporation to obtain the assumption of this Program by any successor or assign of the Corporation; or

(x)                                   any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4;

provided that no such occurrence may be asserted as Good Reason for an Executive’s termination of his employment more than six months after the earlier of (y) the last event constituting such occurrence, or (z) the second anniversary of the last event constituting the Change in Control.

Notwithstanding anything herein to the contrary, termination of employment by an Executive for any reason during the 30-day window commencing one (1) year after the date of a Change in Control shall be deemed to constitute Good Reason.

4.                                       Notice of Termination.  Any termination of an Executive’s employment by the Corporation pursuant to Section 3(a) or (b) hereof shall be communicated by a written notice indicating the specific termination provisions in this Program relied upon, and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated (a “Notice of Termination”).  For purposes of this Program, no purported termination by the Corporation shall be effective without a Notice of Termination.

5.                                       Date of Termination.  If an Executive’s employment is terminated by the Corporation for Disability, the Date of Termination of his employment shall be deemed to occur 30 days after Notice of Termination is delivered to him, provided that he does not return to the performance of his duties on a full-time basis during such 30-day period.  In the case of Disability, a Notice of Termination may not be delivered to the Executive before the expiration of the period of six months described in Section 3(a).  If an Executive’s employment is terminated by the Corporation for any other reason, the Date of Termination of his employment shall be deemed to occur on the date on which Notice of Termination is delivered; provided that if within 30 days after any Notice of Termination is given, the Executive notifies the Corporation in writing that a dispute exists concerning the termination, the Date of Termination shall be the date 14 days after delivery of such written notification, and the Executive’s duties shall in any event cease on the date of delivery of the Notice of Termination.

6.                                       Severance Pay.

(a)                                  If the Corporation terminates an Executive’s employment other than pursuant to Section 3(a) or (b) hereof, or if the Executive terminates his employment for Good Reason, then the Corporation shall pay to the Executive as severance pay in a lump sum an amount equal to the product of (i) the average of the aggregate annual salary and bonus paid (including any amounts deferred), during the five calendar years preceding the Change in Control of the Corporation, to the Executive by the Corporation and any of its subsidiaries subject to United States or Canadian income taxes, and (ii) the factor applicable to the Executive in the following chart:

Name	Factor
J. Conway	3.0
R. Story	3.0
G. Nichols	3.0
P. Folger	3.0

Any Vice President of the Corporation with at least ten years of service with the Corporation or one of its subsidiaries (but only during a period in which the subsidiary is wholly-owned by the Corporation) shall also be eligible to receive severance hereunder on the same terms and conditions except that the factor shall be 2.0 instead of 3.0.  Such amount shall be paid no later than the fifth day following the Date of Termination; provided, however, that in the event that the severance payable hereunder constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, payment shall be delayed until the first day of the seventh month following the Date of Termination.

(b)                                 Additional Limitation.

(i)                                     Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Corporation to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the following provisions shall apply:

(A)                              If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(B)                                If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount.  To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, Executive shall determine which method shall be followed; provided that if Executive fails to make such determination within 15 days after the Corporation has sent Executive written notice of the need for such reduction, the Corporation may determine the amount of such reduction in its sole discretion.

For the purposes of this Paragraph, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(ii)                                  The determination as to which of the alternative provisions of Subparagraph (i) above shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Corporation (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Corporation and Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Corporation or Executive.  For purposes of determining which of the alternative provisions of Subparagraph (i) above shall apply, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Corporation and Executive.

7.                                       Continued Benefits.  In the case of an Executive who becomes entitled to severance pay in accordance with Section 6 hereof, the Corporation shall also provide, at its own expense until December 31 of the second calendar year following the calendar year containing the Date of Termination, continued coverage for the Executive (and, to the extent that coverage existed for the Executive’s family members on the Date of Termination, coverage for the Executive’s family members) under the Corporation’s Group Health Program.  Notwithstanding the preceding sentence, no such coverage shall continue after the date on which the Executive becomes eligible for substantially similar coverage on account of his employment by an enterprise other than the Corporation or any subsidiary of the Corporation.

8.                                       No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.  No Executive shall be required to mitigate damages or the amount of any payment provided for under this Program by seeking other employment or otherwise, nor shall the amount of any payment provided under this Program be reduced by any compensation earned by an Executive as the result of employment by another employer after the Date of Termination, except as specifically set forth in Section 7 hereof.  No payment provided for hereunder shall reduce any amounts otherwise payable to the Executive, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement with the Corporation.

9.                                       Successor to the Corporation.  The Corporation will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation expressly, absolutely and unconditionally to assume and agree to perform this Program in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place.  Any failure of the Corporation to obtain such assumption before the effectiveness of any such succession or assignment shall entitle an Executive to terminate his employment for Good Reason.  The benefits of this program shall inure to the benefit of and be enforceable by an Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If an Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Program to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

10.                                 Notice.  For purposes of this Program, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Corporation:	Courier Corporation
15 Wellman Avenue
N. Chelmsford, MA 01863

If to the Executive:	To his address indicated on the Corporation’s records

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.                                 Amendment or Termination.  No provision of this Program may be amended or terminated without the written consent of the Corporation and the Executives.

12.                                 Funding of Severance Obligations.  At the sole discretion of the Board of Directors, the Corporation may establish a rabbi trust with an independent bank trustee and may make a contribution to such trust to satisfy the Corporation’s severance obligations hereunder.